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                         AMENDMENT TO RIGHTS AGREEMENT


     AMENDMENT, dated as of January 10, 1999, to the Rights Agreement dated as of March 5, 1997 between Nuevo Energy Company, a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as rights agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement, and, pursuant to the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

     WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent has been in all respects duly authorized by the Company and the Rights Agent.

     NOW THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.   SECTION 1 OF THE RIGHTS AGREEMENT IS HEREBY AMENDED AS FOLLOWS:

First, Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

     " (a) "Acquiring Person" shall mean any Person (as hereinafter defined) who or which, together with all Affiliates (as hereinafter defined) and Associates (as hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of securities representing 15% or more of the shares of Common Stock then outstanding other than as the result of a Qualifying Offer (as hereinafter defined), but shall not include the Company, any Subsidiary (as hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, (i) no Person shall become an "Acquiring Person" as a result of an acquisition of Common Stock by the Company which, by reducing the aggregate number of shares of Common Stock outstanding, increases the percentage of the total number of shares of Common Stock outstanding which are beneficially owned by such Person to 15% or more; provided however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Stock then outstanding by reason of purchases of Common Stock by the Company and such Person shall, after such share purchases by the Company, become the Beneficial Owner of additional shares of Common Stock totaling 1% or more of the shares of Common Stock then outstanding other than as the result of a Qualifying Offer, then such Person shall constitute an "Acquiring Person" and (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a),
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     has become such inadvertently and in good faith, and, if requested by the
     Board of Directors, such Person agrees to divest himself of a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

Second, Section 1(h) is hereby deleted.

Third, Sections 1(i) through 1(n) are hereby re-designated as Sections 1(h) through 1(m), respectively.

Fourth, a new Section 1(n) is hereby added to read in its entirety as follows:

     " (n) "Qualifying Offer" shall mean an offer for all outstanding shares of Common Stock of the Company which meets all of the following requirements:

               (i) the Person making the offer beneficially owns less than 5% of the outstanding shares of Common Stock of the Company and has beneficially owned less than 5% of the outstanding shares of Common Stock of the Company during the six-month period preceding the Commencement Date (as defined below);

               (ii) the consideration offered is the same for all holders of shares of Common Stock and is in the form of cash;

               (iii) on or prior to the date that such offer is commenced within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act (the "Commencement Date"), the Person making the offer has, and has provided to the Company, firm written commitments from responsible financial institutions, which have been accepted by such Person (or one of its Affiliates), to provide, subject only to customary terms and conditions, funds for such offer which, when added to the amount of cash and cash equivalents which such Person then has available and has irrevocably committed in writing to the Company to utilize for purposes of such offer, will be sufficient to pay for all shares of Common Stock outstanding on a fully diluted basis and all related expenses;

               (iv) the offer shall be conditioned upon and shall not be consummated unless, after consummating such offer, such Person, alone or together with any of its Affiliates, would own 75% of the then outstanding shares of Common Stock of the Company;

               (v) the consideration per share being offered pursuant to such offer shall be, on the date of the commencement of the offer, at least equal to the greatest amount of consideration paid for any shares of Common Stock purchased by the Person or group making the offer within the two-year period prior to the Commencement Date;

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               (vi) in addition to the requirements of clause (v) above, the consideration per share being offered pursuant to such offer shall be, on the date of the commencement of the offer, at least equal to the greater of: (x) 135% of the highest closing price (as described in Section 11(d) hereof) for the Common Stock during the one-year period prior to the Commencement Date or (y) 150% of the average closing price (as described in Section 11(d) hereof) for the Common Stock during the 20-day period prior to the Commencement Date;

               (vii) such offer remains open for at least 120 Business Days; provided, however, that (x) if there is any increase in the price of such offer, such offer must remain open for at least an additional 20 Business Days after the last such increase, (y) such offer must remain open for at least 20 Business Days after the date that any bona fide alternative offer, whether or not such offer is a Qualifying Offer, is made which, in the opinion of a nationally recognized investment banking firm designated by the Company, provides for consideration per share in excess of that provided for in such offer, and (z) such offer must remain open for at least 20 Business Days after the date on which such Person reduces the per share price offered in accordance with clause (ix)(y) below; provided further, however, that such offer need not remain open, as a result of this clause (vii), beyond (A) the time which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open under this clause (vii), or (B) the scheduled expiration date, as such date may be extended by public announcement on or prior to the then scheduled expiration date, of any other tender offer for shares Common Stock with respect to which the Board of Directors of the Company has agreed to redeem the Rights immediately prior to acceptance for payment of shares of Common Stock thereunder (unless such other offer is terminated prior to its expiration without any shares of Common Stock having been purchased thereunder);

               (viii) such offer is accompanied by a written opinion, in customary form, of a nationally recognized investment banking firm designated by the Company, stating that the price to be paid to holders of Common Stock pursuant to the offer is fair from a financial point of view to such holders; and

               (ix) prior to the Commencement Date, such Person or group makes an irrevocable written commitment to the Company (x) to consummate a transaction or transactions promptly upon the completion of such offer, whereby all shares of Common Stock not purchased in such offer will be acquired for the same all cash consideration and at the same price per share paid in such offer, subject only to the condition that the Board of Directors of the Company shall have granted any approvals required to enable such Person to consummate such transaction or transactions following consummation of such offer without obtaining the vote of any other stockholder, (y) that such Person will not make any amendment to such offer which reduces the per share price offered (other than a reduction to reflect any dividend declared by the Company after the commencement of such offer or any material change in the capital structure of the Company initiated by the Company after the commencement of such offer, whether by way of recapitalization, reorganization, repurchase or otherwise), changes the form of consideration offered, reduces the number of shares being sought or which is otherwise in any other respect materially adverse to the Company's stockholders, and (z) that neither such Person nor any of its Affiliates or Associates will make any other offer for any equity securities of the Company for a period of six months after the commencement of the original offer if such original offer does not result in the tender of the number of shares Common Stock required to be purchased pursuant to clause (iv) above, unless another all cash tender offer by another party for all outstanding shares of Common Stock is commenced (A) at a consideration per share in excess of that provided for in such original offer (in which event any new offer by such Person or any of its Affiliates or Associates must be at a consideration no less than that provided for in such higher offer), or (B) with the approval of the Board of Directors of the Company (in which event any new offer by such Person or any of its Affiliates or Associates must be at a consideration no less than that provided for in such approved offer)."

2. SECTION 7(A) OF THE RIGHTS AGREEMENT IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

     " SECTION 7. EXERCISE OF RIGHTS; PURCHASE PRICE; EXPIRATION DATE OF RIGHTS. (a) The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with the aggregate Purchase Price with respect to the total number of one-hundredths of a share of Preferred Stock (or other securities or property, as the case may be) as to which the Rights are exercised, at or prior to the earlier of (i) the Close of Business on the tenth anniversary of the Record Date, (ii) the time at which the Rights are redeemed as provided in Section 24 hereof, (iii) the time at which the Board of Directors of the Company orders the exchange of Rights pursuant to paragraph (a) of Section 23 or (iv) the consummation of a transaction contemplated by Section 13(f) hereof (the earlier of (i), (ii), (iii) and (iv) is herein referred to as the "Expiration Date"). Subject to adjustment as provided herein, each Right shall initially be exercisable for one one-hundredth of a share of Preferred Stock."

3.   SECTION 11(a)(iii) OF THE RIGHTS AGREEMENT IS HEREBY AMENDED AS FOLLOWS:

     (a) The first sentence of Section 11(a)(iii) is amended by deleting the following:

          ", acting by resolution of its Board of Directors (which resolution shall be effective only with the concurrence of a majority of the Continuing Directors), may, and,"

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and replacing such deleted language with the following:

          "shall,"

     (b) The first sentence of Section 11(a)(iii) is further amended by deleting the word "shall" immediately preceding clause (A).

     (c) The first sentence of Section 11(a)(iii) is further amended by deleting, in the two places where such quote appears, the following parenthetical:

          "(with the concurrence of a majority of the Continuing Directors)"

     (d) The second sentence of Section 11(a)(iii) is amended by deleting the following parenthetical:

          "(which resolution shall be effective only with the concurrence of a majority of the Continuing Directors)"



4.   SECTION 13 OF THE RIGHTS AGREEMENT IS HEREBY AMENDED AS FOLLOWS:

First, Section 13(a) is hereby amended to read in its entirety as follows:

     " SECTION 13. CONSOLIDATION, MERGER OR SALE OR TRANSFER OF ASSETS OR EARNING POWER. (b) In the event that, at any time after a Stock Acquisition Date, directly or indirectly, (x) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(o) hereof) and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (y) any Person shall consolidate with the Company or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (z) the Company shall sell, mortgage or otherwise transfer (or one or more of its Subsidiaries shall sell, mortgage or otherwise transfer), in one or more transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person (other than the Company or one or more of its wholly-owned Subsidiaries in one or more transactions each of which complies with Section 11(o) hereof) (each, a "Section 13 Event"), then, and in each such case (except as provided in
     Section 13(f) hereof), proper provision shall be made so that (i) each holder of a Right, subject to Section 7(e) hereof, shall have the right to receive, upon the exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, such number of shares of validly authorized and issued, fully paid, non-assessable, and freely tradable shares of Common Stock of the principal party (as hereinafter defined), free and clear of liens, rights of call or first refusal, encumbrances or other adverse claims, as shall be equal to the result obtained by (1) multiplying the then current Purchase Price by the number of one-hundredths of a share of Preferred Stock for which a Right is then exercisable (without taking into account any adjustment previously made pursuant to Section 11(a)(ii) hereof) and (2) dividing that product by 50% of the current market price per share of the Common Stock of such principal party (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such principal party, it being specifically intended that the provisions of Section 11 hereof shall apply to such principal party; and (iv) such principal party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights."

Second, a new Section 13(f) is hereby added to read in its entirety as follows:

     " (f) Notwithstanding anything in this Agreement to the contrary, Section 13 shall not be applicable to a transaction described in subparagraphs (x) and (y) of Section 13(a) if: (i) such transaction is consummated with a Person or Persons who acquired shares of Common Stock pursuant to a Qualifying Offer (or a wholly owned Subsidiary of any such Person or Persons); (ii) the price per share of Common Stock offered in such transaction is not less than the price per share of Common Stock paid to all holders of Common Stock whose shares were purchased pursuant to such Qualifying Offer; and (iii) the form of consideration offered in such transaction is the same all cash consideration paid pursuant to such Qualifying Offer. Upon consummation of any such transaction contemplated by this Section 13(f), all Rights hereunder shall expire."

5.   SECTION 24 OF THE RIGHTS AGREEMENT IS HEREBY AMENDED AS FOLLOWS:

First, Section 24(a) is hereby amended as follows:

     (a) The first sentence of Section 24(a) is amended by deleting the following parenthetical:

          "(which resolution shall, if adopted following the Stock Acquisition Date, be effective only with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the number of directors then in offices)"

     (b) The first sentence of Section 24(a) is further amended by deleting the following:

          "the Close of Business on the tenth Business Day following"

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     (c) The first sentence of Section 24(a) is further amended by deleting the following"

          "; PROVIDED, HOWEVER, that the Board of Directors of the Company may act only with the concurrence of a majority of the Continuing Directors in authorizing redemption of the rights on or after the date of a change (resulting from a proxy or consent solicitation effected in compliance with applicable law and the requirements of any national securities exchange on which the Common Stock of the Company is listed) in a majority of the directors in office at the commencement of such solicitation if any Person who is a participant in such solicitation has stated (or, if upon the commencement of such solicitation, a majority of the Board of Directors of the Company has determined in good faith) that such Person (or any of its Affiliates or Associates) intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of a triggering event"


Second, Section 24(b) is hereby deleted.

Third, Section 24(c) is hereby re-designated as Section 24(b) and all references in the Rights Agreement to Section 24(c) are hereby amended to read 24(b).

Fourth, Section 24(d) is hereby amended as follows:

     (a) The first Sentence of Section 24(d) is amended by deleting the following parenthetical:

          "(with, if required, the concurrence of a majority of the Continuing Directors)"

     (b) The first Sentence of Section 24(d) is further amended by deleting the following:

          "with the concurrence of a majority of the Continuing Directors,"

     (c) Section 24(d) is hereby re-designated as Section 24(c) and all references in the Rights Agreement to Section 24(d) are hereby amended to read 24(c).


6.   SECTION 27 OF THE RIGHTS AGREEMENT IS HEREBY AMENDED AS FOLLOWS:

     (a) The first sentence of Section 27 is amended by inserting "(i)" prior to the language which reads "adversely affect the interests of the holders of the Rights"

     (b) The first sentence of Section 27 is further amended by deleting the following:

          " and only if approved by the Continuing Directors"

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and replacing such deleted language with the following:

          ", (ii) cause this Agreement to become amenable other than in accordance with this sentence or (iii) cause the Rights to become redeemable"

7.  EXHIBIT C OF THE RIGHTS AGREEMENT IS HEREBY AMENDED AS FOLLOWS:

First, the First sentence of Section 8. Redemption is amended by deleting the following:

     "close of business on the tenth business day following a"

Second, the First sentence of Section 8. Redemption is amended by deleting the following parenthetical:

     "(or of certain "Continuing Directors", as hereinafter defined, if such resolution is adopted after a Stock Acquisition Date)"

Third, the First Sentence of Section 11. Amendment of Rights Agreement is amended by deleting the following:

     "; provided, further that from and after the time that any person becomes an Acquiring Person, the Rights Agreement shall not be supplemented or amended in any manner without the approval of certain Directors who were elected at a regularly scheduled, annual meeting of the Company or Directors appointed by such Directors so elected ("Continuing Directors")"

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

NUEVO ENERGY COMPANY


By: /s Douglas L. Foshee
   ---------------------
  Douglas L. Foshee, Chairman of the
  Board of Directors, President and
  Chief Executive Officer


AMERICAN STOCK TRANSFER & TRUST COMPANY


By: /s/ Herbert J. Lemmer
   -----------------------------
Name: Herbert J. Lemmer
     ---------------------------
Title: Vice President
      --------------------------

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